                                                                    EXHIBIT 10.2

                             FORM OF PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND CANNOT BE SOLD OR TRANSFERRED, UNLESS AND UNTIL IT IS SO REGISTERED OR UPON RECEIPT OF AN OPINION OF COUNSEL, SATISFACTORY TO THE MAKER, THAT SUCH REGISTRATION IS NOT THEN REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER.

                     UNSECURED SUBORDINATED PROMISSORY NOTE

         8.5% Subordinated Note              $[_________], September [___], 1997
         Due 1998

         FOR VALUE RECEIVED, NationsRent, Inc., a Delaware corporation ("Maker"), promises to pay to [_______________________] ("Payee"), or registered assigns, in lawful money of the United States of America, the principal sum of [_______________] ($[________]), together with interest in arrears on the unpaid principal balance at an annual rate equal to 8.5%, in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

         This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated August 15, 1997, among Maker Gary L. Gabriel, individually and as Trustee of the Gary L. Gabriel Grantor Retained Annuity Trust Theta, Troy L. Gabriel as Trustee of the Gary L. Gabriel Grantor Retained Annuity Trust Alpha, Thomas Richardson as Trustee of the Gary L. Gabriel Grantor Retained Annuity Trust Beta, Gabriel Trailer Manufacturing Company, Inc., an Ohio corporation, and Sam's Equipment Rental, Inc., an Ohio corporation, and certain other parties (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1.       PAYMENTS

1.1      PRINCIPAL AND INTEREST

         The principal amount of this Note shall be due and payable on September 22, 1998. Interest on the unpaid principal balance of this Note shall be due and payable quarterly on December 22, March 22, June 22, and September 22.

1.2      MANNER OF PAYMENT

         All payments of principal and interest on this Note shall be made by check at such other place in the United States of America as Payee shall designate to Maker in writing or by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Ohio.

1.3      PREPAYMENT

         Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4      RIGHT OF SET-OFF

         Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may be entitled under the Agreement, as provided in Section 10.5 thereof.

1.5      LATE PAYMENT PENALTY

         If any payment of principal and/or interest on this Note is not paid in full within fifteen (15) Business Days of when it is due, then in addition to the amount of such payment, there shall be due, and Maker promises to pay, a late charge in respect of such payment in the amount of five percent (5%) of such payment.

2.       DEFAULTS

2.1      EVENTS OF DEFAULT

         The occurrence and continuance of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

         (a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for twenty-five (25) Business Days after Payee notifies Maker thereof in writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to
Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

         (b) The occurrence and continuance of an Event of Default under any of the other Promissory Notes beyond any grace, notice or cure period thereunder.

         (c) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

         (d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

         (e) The failure of Maker to maintain its Net Worth as set forth under Section 3.2 of this Note.

2.2      NOTICE BY MAKER

         Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3      REMEDIES

         Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

         If an Event of Default has occurred under Section 2.1(a) of this Note and the Payee has elected to exercise its remedy under Section 2.3(i) of this Note, the entire outstanding principal balance due on this Note together with all accrued interest thereon remaining unpaid, shall bear interest at the sum of the then current interest rate payable under this Note plus four percentage points (4%) per annum from the date of such default until paid.

3.       MISCELLANEOUS

3.1      SENIOR INDEBTEDNESS

         The indebtedness evidenced by this Note is, to the extent provided in the Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Agreement with respect thereto.

         If an Event of Default has occurred under this Note, for so long as any Senior Indebtedness remains unpaid, and so long as no legal proceedings to collect on such Senior Indebtedness has been commenced, the Payee shall not commence or join with any creditor of the Maker other than the holder of the Senior Indebtedness in commencing any proceedings to collect or enforce its rights hereunder for a period of 120 days from the occurrence of such Event of Default; provided, however, that notwithstanding such forbearance of the commencement of proceedings with respect to an Event of Default, such Event of Default shall nevertheless be an Event of Default for all other purposes of this Note and the Payee shall be entitled to pursue all other remedies other than the commencement of proceedings under the circumstances set forth in this Section. Furthermore, the Payee agrees to furnish any holder of Senior Indebtedness upon request a subordination agreement that sets forth the priority rights of the Payee and the holder of the Senior Indebtedness and prohibits payments to the Payee that would cause a default under the Senior Indebtedness.

3.2      NET WORTH

         The Maker shall not permit its Net Worth to be less than Thirteen Million Dollars ($13,000,000.00) at any time that this Note is outstanding. For purposes of this Note, "Net Worth" of the Maker shall mean the total assets of the Maker less the total liabilities of the Maker as determined in accordance with GAAP for purposes of balance sheet presentation. Upon Payee's written request from time to time, Maker shall promptly deliver to Payee a copy of Maker's most recent financial statements for purposes of verifying Maker's compliance with the provisions of this paragraph.

3.3      WAIVER

         The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.4      NOTICES

         Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.4 of the Agreement.

3.5      SEVERABILITY

         If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.6      GOVERNING LAW; WAIVER OF JURY

         This Note will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

         THE PAYEE AND MAKER HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PAYEE AND MAKER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN MAKER AND THE PAYEE IN CONNECTION WITH THIS PROMISSORY NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PAYEE TO ENTER INTO THE TRANSACTION IN WHICH THIS NOTE IS ISSUED. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE PAYEE'S ABILITY TO PURSUE ITS REMEDIES CONTAINED HEREIN.

3.7      PARTIES IN INTEREST

         This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by Will or, in default thereof, by operation of law.

3.8      SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

         All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.


                                    MAKER

                                    By:
                                       -----------------------------------------
                                    Title: Gene J. Ostrow, Vice President